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                                                                       Exhibit 8



                          OPTIMA LIFE SCIENCES LIMITED

                                       AND

                            PILLAR INVESTMENT LIMITED

                              MANAGEMENT AGREEMENT
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Management Agreement


THIS AGREEMENT is made the 20th day of August 2003

BETWEEN

      1. OPTIMA LIFE SCIENCES LIMITED, a company incorporated with number 108584C in and under the laws of the Isle of Man whose registered office is at St. James's Chambers, 64a Athol Street, Douglas, IMI 1JE., British Isles("the Company"); and

      2. PILLAR INVESTMENT LIMITED, a company incorporated with number 51575C in and under the laws of the Isle of Man whose registered office is at St. James's Chambers, 64a Athol Street, Douglas, IM I 1JE., British Isles("the Manager"); and

WHEREAS:

(A) The Company will be recognized as an Exempt International Fund in the Isle of Man;

(B) The articles of association of the Company empower the Directors to a Manager to carry out management and administrative duties relating to the business of the Company; and

(C) The Directors of the Company wish to appoint the Manager to act as Manager of the Company and to undertake certain duties for the Company as hereinafter contained.

NOW IT IS HEREBY AGREED as follows:

1.    INTERPRETATION

      1.1 In this agreement the following words and expressions bear the following meanings:

         "Articles"     means the memorandum and articles of association for the
                        time being of the Company and any reference herein to an Article shall be taken to refer to the Articles unless otherwise specified;


         "Auditors"     means the auditors for the time being of the Company;

         "Custodian"    means any such person for the time being acting as
                        Custodian of the Company's assets;


         "Custody Agreement" means any agreement for the time being subsisting to which the Company or the Custodian Agent are parties and relating to the appointment and duties of the Custodian;

         "Directors"    means the board of directors of the Company including
                        any committee thereof;

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Management Agreement

         "Rules" means all and any rules and regulations laid down by the Financial Supervision Commission of the Isle of Man pursuant to the Financial Supervision Act of 1988 for the regulation of collective investment schemes.

         "Offering      emorandum" means the Scheme Particulars dated August
                        2003 as amended by any supplements thereto relating to the offering of shares of the Company;

      1.2 Any reference to the Company, the Manager or the Custodian includes, where the context so permits, a reference to its or their duly authorized servants, agents or delegates.

      1.3 Unless the context otherwise requires, words and expressions contained (but not defined) in this agreement shall bear the same meanings as in the Offering Memorandum and in the Articles provided that any alteration or amendment of the Articles or the Offering Memorandum shall not be effective for the purposes of this agreement unless any affected party (to the extent that its rights or duties hereunder are affected by such alteration or amendment) shall have endorsed his assent hereon or otherwise have assented thereto in writing.

2.    APPOINTMENT

      The Company hereby appoints the Manager and the Manager hereby agrees with effect from the date hereof (subject to the overall policy and supervision of the Directors and to the provisions of clause 7 below) to act as Manager of the Company and to manage the assets of the Company and to promote (or procure the promotion of) the distribution of its Shares in accordance with the provisions of the Articles, the Offering Memorandum, the Rules, the laws of the Isle of Man and any other applicable laws or regulations for the time being in force (hereinafter together called "the Laws") and upon and subject to the terms hereof until its appointment shall be terminated as hereinafter provided.

3.    INVESTMENT DUTIES

      Subject to the overall supervision and control of the Directors as aforementioned the Manager shall in accordance with the investment policy of the Directors manage the investment and reinvestment of all cash securities and other property from time to time comprising the assets of the Company and (without prejudice to the generality of the foregoing) shall take such investment decisions as appear to the Manager to be appropriate in order to achieve the current investment objectives of the Company as from time to time laid down by the Directors, with power on behalf of the Company at its discretion to purchase or otherwise acquire investments and to sell exchange vary or transpose the same provided that the Manager (and any agent of the appointee appointed for the purpose) may in respect of each investment decision follow the advice of any adviser or sub-adviser from time to time approved by the Directors but the Manager or its appointee hereunder (and any agent of the appointee appointed for the purpose) shall exercise its own judgment and shall not be bound to follow such advice.



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Management Agreement

4.    ADMINISTRATIVE DUTIES

      Without prejudice to the generality of clause 2, the general administrative duties to be performed by the Manager on behalf of the Company (subject to the overall policy and supervision of the Directors) shall include:

      4.1 declaring any suspension of the valuation of the net assets pursuant to the Articles;

      4.2 instructing the Custodian as to any tax charges or relief relating to the investments of the Company to be paid or claimed on behalf of the Company;

      4.3 negotiating in accordance with the instructions of the Directors (subject always to the provisions of the Articles) all borrowing arrangements and supervising the implementation of such arrangements;

      4.4 requesting from the Custodian such powers of attorney or proxies as may reasonably be required appointing attorneys or proxies to exercise any rights conferred by or attached to all or any part of the investments of the Company;

      4.5 instructing the Custodian or the Company's bankers (as the case may be) as to the payment of any amounts payable by the Company and arranging for the dispatch to or to the order of the persons entitled thereto of all payments due in connection with the redemption of Shares;

      4.6 circulating to each of the Directors prior to the Directors' meetings a report giving details of the activities and results of the Company;

      4.7 as and when instructed by the Directors, making arrangements for an increase in the authorized share capital of the Company as and when necessary;

      4.8 as and when requested by the Directors or the Auditors, supplying the Directors or the Auditors with such information in connection with the Company or any shares therein as may be in the possession of the Manager or as may reasonably be obtained or provided by it; and

      4.9 delivering to the Company for approval prior to the issue and distribution thereof a copy of any prospectus, explanatory memorandum, application form, accounts, Directors' report, circular, advertisement or other advertising material proposed to be issued by, on behalf of, or relating to the Company and maintaining a list of persons to whom the Offering Memorandum has been given.

5.    AUTHORITIES

      5.1 The Manager shall have and is hereby granted the authority, power and right for the account and in the name of the Company on or in accordance with the instructions of the Directors and subject to the overall policy and supervision of the Directors:

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Management Agreement


            5.1.1 to issue orders and instructions with respect to the acquisition or disposal of investments of the Company provided that such acquisition or disposal shall at all times be subject to and effected in accordance with (so far as applicable) any arrangements for the time being in force between the Company and the Custodian and notified to the Manager,

            5.1.2 to acquire or agree to acquire or dispose of or agree to dispose of investments for the account of the Company and to exercise any rights conferred by such investments;

            5.1.3 to enter into, make and perform all contracts, agreements and other undertakings as may in the opinion of the Manager be necessary or advisable or incidental to the carrying out of the objectives of this agreement; and

            5.1.4 to apply to the relevant authorities for, and to obtain from such authorities, all confirmations or consents relating to the taxation status of the Company and (where appropriate) all tax rebates and other payments which may be due to the Company from time to time in respect of the investments and in connection therewith (but without prejudice to the Articles) the Manager shall have and is hereby granted the authority to disclose to any such relevant authorities such information in its possession regarding the Company or its affairs as it may reasonably consider to be necessary for the purposes of such confirmation, consents to resales or other payments. The Manager shall not be under an obligation and shall have no authority to disclose to any third party information relating to the Company or its management or administration without the prior written consent of the Directors.

      5.2 Subject to the terms of this agreement and to the Articles, to such directions as may from time to time be given by the Directors and to the overall policy and supervision of the Directors, the Manager is authorized to exercise all the powers, duties, discretions and/or functions exercisable by the Directors under the Articles.

6.    RESTRICTIONS AND CONTROL

      The Manager shall observe and comply with the Laws, the Articles, the Offering Memorandum and any obligations deriving from any explanatory memoranda or other such document(s) of or relating to the Company from time to time issued or distributed, all resolutions of the Directors of which it has notice and other lawful orders and directions given from time to time by the Directors, and all activities engaged in by the Manager hereunder shall at all times be subject to the control of, and review by, the Directors and, without limiting the generality of the foregoing, the Directors from time to time may:

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Management Agreement

      6.1 prohibit the Manager from investing or deciding to invest in any investment or country or in or with any institution;

      6.2 require the Manager to dispose of any investment or (subject to the availability of funds) to acquire any investment;

      6.3   instruct the Manager where and with whom to do business;

      6.4 define the investment policy of the Company and specify the manner in which they require the Manager to give effect to such investment policy or their investment decision;

      6.5 withdraw from the management of the Manager any Investment of the Company which up to the time of such withdrawal was being managed by the Manager for the purpose of managing the same itself; and

      6.6 instruct the Manager as to the exercise of any rights conferred by or attached to any of the investments of the Company.

7.    MARKET MAKING BY THE MANAGER

      The Manager shall not be entitled to make a market in the Shares.

8.    FURTHER AUTHORITIES

      8.1 Subject to the terms hereof, to such orders and directions as may from time to time be given by the Directors and to the overall policy and supervision of the Directors, in exercising their rights, powers, duties, discretions and functions under this agreement, the Manager is authorized to act for the Company and on the Company's behalf in the same manner and with the same force and effect as the Company might or could do.

      8.2 The authorities herein contained are continuing ones and shall remain in full force and effect until revoked by termination of this agreement, but such revocation shall not affect any liability in any way resulting from transactions initiated prior to such revocation.

      8.3 The Manager shall not carry on any business outside the Isle of Man (other than in any place or places as the Directors may from time to time expressly approve for such purpose) if by so doing the Manager shall cause the Company to become liable to pay any taxes which it would not otherwise be liable to pay.

9.    MANAGEMENT FEES AND EXPENSES

      9.1 In consideration of the services to be performed by the Manager hereunder the Company shall, pay to the Manager upon any redemption of Shares, a carried interest calculated as follows:

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Management Agreement

      For All Share Classes: The Manager and Investment Adviser shall be paid a carried interest of 15% on the difference between the Net Asset Value at the time of redemption and the Net Asset Value at the time of the initial offering (the "Redemption Charge"). Additionally, the Manager and Investment Adviser shall be reimbursed all out of pocket expenses related to the subject redemption. These fees and expenses are payable in Hybridon shares rounded up to next whole number of shares.

      9.2 Reasonable disbursements are in addition to the above fees except for the following expenses which the Manager agrees and undertakes to pay the cost of maintaining the Company's Register, minute books and other documentation required by the Laws to be maintained by the Company; and

      9.3   The following expenses of the Company shall be directly paid by the
            Company:

                  (a) all audit fees of the Company and legal expenses in connection with the Company's corporate existence, corporate and financial structure and relations with its shareholders and third parties and all other professional and other charges in respect of services rendered to the Company;

                  (b) any registered agent or other service provider appointed by the Manager.

                  (c)   Any Directors' fees or Company Secretary fees.

                  (d)   Registered office fees.

      9.4 In the event of the Directors declaring a suspension of the determination of the Net Asset Value pursuant to the Articles the Company shall continue to pay the Management Fee during the period of such suspension such fee to be based on the last available NAV or such other value as the Directors may reasonably determine for this purpose in the circumstances prevailing at the time of the suspension and subject to such adjustment as appears appropriate when the determination of NAV is resumed.

      9.5   All fees shall where appropriate bear value added tax.

10.   DELEGATION

      10.1 The Manager shall have full power to delegate the whole or any part of the rights, powers, duties, discretion and/or functions exercisable by it hereunder to any person, firm or company (the "appointee") approved by the Directors and the Manager shall at all times remain liable for any acts or omissions of or loss directly or indirectly caused by such appointee as if such acts or omissions were those of, or such loss was caused by, the Manager and provided further that the Manager shall not have power to delegate as aforesaid to any appointee for the time being resident outside of the Isle of Man other than with the express prior



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Management Agreement

            approval of the Directors and in accordance with the Rules. The Manager shall exercise its power of delegation only on terms approved by the Directors, including (unless otherwise agreed with the Directors) a provision binding on the appointee in terms similar in all respects to clauses 9 and 12.1.1 of this agreement. The Manager shall take all reasonable steps to terminate the appointment of any appointee upon being so instructed by the Directors.

      10.2 The Manager shall be entitled to obtain investment and other advice from such source or sources and on such terms as it thinks fit.

      10.3 Subject to the Articles, the Manager may pay or procure the payment of such commission to such persons in such manner as it shall from time to time think fit without recourse to the Company.

11.   MANAGER DEALING

      11.1  Nothing herein contained shall prevent:

            11.1.1 the Manager or any holding company of the Manager or any subsidiary of such holding company or any director or employee thereof (hereinafter called the "Interested Party") from becoming the owner of Management Shares in the Company and holding, disposing of or otherwise dealing with the same with the same rights which they or it would have had if the Manager was not a party to this agreement (provided that the taxation status of the Company in any jurisdiction or territory, including the Isle of Man, is not thereby affected or prejudiced in any way) and the Interested Party may buy, hold and deal in any investments upon its own account notwithstanding that the same or similar investments may be held by or for the account of the Company;

            11.1.2 an Interested Party from contracting or entering into any financial, banking or other transaction with the Company, the Custodian , or any Shareholder of the Company or any company or body any of whose securities are held by or for the account of or otherwise connected with the Company, the Custodian , or any Shareholder of the Company or any such company or body as aforesaid or from being interested in any such transaction and the Interested Party shall not be called upon to account in respect of any such contract or transaction or benefit derived therefrom by virtue only of the relationship between the parties concerned provided that nothing herein contained shall permit an Interested Party to effect or enter into any such contract or transaction as aforesaid with the Company unless the terms thereof are no less beneficial to the Company than those which would have been applicable to such contract or transaction on the same day effected or entered into by a person other than an Interested Party; or

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Management Agreement

            11.1.3 an Interested Party from completing a transaction which is made pursuant to a contract effected in the normal manner on a stock exchange or other market where the purchaser or the vendor is undisclosed at the time.

      11.2 It is understood that Directors, officers, agents and Shareholders of the Company are or may be interested in an Interested Party as directors, officers or shareholders or otherwise, that directors, officers, shareholders and agents of an Interested Party are or may be interested in the Company as Directors, officers, shareholders or otherwise, and that the Manager is or may be interested in the Company as a Shareholder or otherwise, and it is hereby acknowledged that no person, firm or company so interested shall be liable to account for any benefit to any other party by reason solely of such interest.

12.   MANAGER LIABILITY

      12.1 The Manager shall not be under any liability on account of anything done or suffered or omitted to be done by the Manager in good faith in accordance with or in pursuance of any request or advice of the Company or its Directors. Whenever pursuant to any provision of this agreement any notice, instruction or other communication is to be given by or on behalf of the Company or its Directors or the Custodian to the Manager, the Manager may accept as sufficient evidence thereof:

            12.1.1 a document signed or purporting to be signed on behalf of the relevant company or its directors, or by such person or persons whose signature the Manager is for the time being authorized by the relevant company or its directors to accept; or

            12.1.2 a message by tested telex, telecopier, cable, facsimile machine or telegram transmitted or purporting to have been transmitted by the relevant company or its directors or on behalf of the relevant company or its directors by such person or persons whose messages to the Manager is for the time being authorized by the relevant company or its directors to accept, and the Manager shall not be obliged to accept any document or message signed or transmitted or purporting to be signed or transmitted by any other person.

      12.2 The Manager shall not be liable to the Company or any Shareholder of the Company for any loss sustained by the Company or any Shareholder of the Company or in any of the investments of the Company except a loss arising from the Manager's own actual dishonesty, fraud, willful default, negligence or breach of this Agreement in the performance or non-performance by the Manager its directors, officers or employees or any person designated by it of its obligations or duties hereunder and in particular (but without limitation) this protection shall extend to any loss (not being attributable to willful breach of duty or negligence as aforesaid) sustained by the Company or any Shareholder of the Company or in


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Management Agreement

            any of the investments of the Company as a result of any forged document or signature.

      12.3 Subject to clause 10.7 hereof the Company hereby undertakes to hold harmless and indemnify the Manager against all actions, proceedings, claims and demands (including taxation for the account of the Company) and costs and expenses incidental thereto which may be brought against, suffered or incurred by the Manager by reason of its performance or non-performance of its obligations or duties under the terms of this agreement (including all legal, professional and other expenses incurred) except in any such case as shall arise from the Manager's own actual dishonesty, fraud, willful default, negligence or breach of this Agreement in the performance or nonperformance by the Manager its directors, officers or employees or any person designated by it of its obligations or duties hereunder or otherwise and, in particular, (but without limitation) this protection and indemnity shall extend to any such items aforesaid (not being attributable to willful default or negligence as aforesaid) as shall arise as a result of loss, delay, mis-delivery or error in transmission of any letter, cable or telegraphic communication or as a result of acting upon any forged document or signature provided however that this protection and indemnity shall not extend to any matter relating to or arising out of the making of any market in Shares.

      12.4 The Manager shall not be required to take any legal action on behalf of the Company unless fully indemnified to its reasonable satisfaction for all costs and liabilities likely to be incurred or suffered by the Manager and if the Company requires the Manager to take any action which in the reasonable opinion of the Manager might make the Manager liable for the payment of money or liable in any other way the Manager shall be and kept indemnified in any reasonable amount and form satisfactory to the Manager as a pre-requisite to taking action.

      12.5 Notwithstanding anything else herein contained, the Manager shall not be liable to the Company or any shareholder of the Company or otherwise for any taxation assessed upon or payable by the Company or any shareholder of the Company wheresoever and by whomsoever the same may be assessed or imposed and whether directly or indirectly except for such taxation as shall be attributable to willful breach of duty or negligence as aforesaid (wheresoever and by whomsoever imposed or assessed) or profits or gains of the Company which may be assessed upon or become payable by the Manager and against all costs, claims, demands, actions, proceedings, costs and expenses in connection therewith.

      12.6 Any indemnity expressly given to the Manager in this agreement is in addition to and without prejudice to any indemnity allowed by the Laws.

      12.7 For the avoidance of doubt and without prejudice to the generality of clause 1.2 hereof, it is hereby agreed and declared that references to the Manager in this clause shall be deemed to refer also to the officers, servants, employees, authorized agents and authorized delegates of the Manager.



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Management Agreement

13.   DISCRETIONS ON INVESTMENTS

      Any rights conferred by investments of the Company shall be exercised in such manner as the Manager may determine (subject to the right of the Directors to give instructions to the Manager regarding the exercise of such rights) and subject as aforesaid the Manager may in its discretion refrain from the exercise of such rights. The Company shall from time to time upon request from the Manager execute and deliver or cause or procure to be executed and delivered to the Manager or its nominee(s) such powers of attorney or proxies as may reasonably be required authorizing such attorneys or proxies to exercise any right or otherwise act in respect of all or any part of the investments.

14.   TERMINATION

      14.1 This agreement shall run until terminated by either party pursuant to the following provisions and subject always to the Articles and to the Rules.

      14.2  The Manager shall be entitled to retire:

            14.2.1 upon the expiration of not less than 90 days' prior notice in writing to the Company; and

            14.2.2 at any time upon or after the Company going into liquidation
                   (except voluntary liquidation for the purpose of reconstruction or amalgamation upon terms previously approved in writing by the Manager) or being unable to pay its debts as defined by section 163 of the Companies Act 1931 (or any statutory re-enactment) or if a receiver is appointed of any of the assets of the Company.

      14.3 The Company may terminate the appointment of the Manager by giving not less than three months' prior notice in writing.

      14.4 The Company may forthwith terminate the appointment of the Manager by notice taking immediate or subsequent effect in any of the following events:

            14.4.1 if the Manager goes into liquidation (except voluntary liquidation for the purpose of reconstruction or amalgamation upon terms previously approved in writing by the Company) or shall be unable to pay its debts as defined by Section 163 of the Companies Act 1931 (or any statutory re-enactment) or if a receiver is appointed of any of the assets of the Manager;

            14.4.2 the Manager commits any breach of its obligations under this agreement and (if such breach shall be capable of remedy) fails within thirty days of receipt of notice requiring it so to do to make good such breach; or

            14.4.3 if all of the Shares of the Company in issue are redeemed at the Company's behest or otherwise.

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Management Agreement

      14.5 On the termination of the appointment of the Manager under the provisions of this clause the Manager shall:

            14.5.1 be entitled subject to any right of set off of the Company to receive all fees and other monies accrued and due up to the date of such termination but shall not be entitled to compensation in respect of such termination; and

            14.5.2 have the right by written request to require the Company in all prospectuses, advertising material, letter heads and other material designs available to investors and prospective investors to state in a prominent position and in prominent type (as may reasonably be approved by the Manager) that the Manager has ceased to be its Manager and the Company shall forthwith comply with such request and all rights, powers, discretions and/or functions delegated to the Manager hereunder shall be automatically withdrawn and revoked.

      14.6 Termination of this agreement shall be without prejudice to any claims or rights which either of the parties hereto may have by reason of any breach of the other party's obligations and, without prejudice to the generality of the foregoing, any indemnity provisions and provisions limiting the liabilities of either party shall survive termination of this agreement.

      14.7 Upon termination hereof the Manager shall deliver or cause to be delivered to any succeeding Manager or (if the Directors shall so require) to the Company all books of account, records, registers, correspondence, documents and other items relating to the affairs of or belonging to the Company in the possession of or under the control of the Manager.

      14.8 The Manager shall not be responsible for the loss of or damage to any documents or machinery the property of the Company in the possession of the Manager or for any failure to fulfill their duties hereunder if such loss, damage or failure shall be caused by or indirectly due to war damage, enemy action, the act of any government or other competent authority, riot, civil commotion, rebellion, storm, tempest, accident, fire, strike, lock-out or other cause whether similar or not beyond the control of the Manager.

15.   CONFIDENTIALITY

      Neither of the parties hereto shall during the continuance of this agreement or after its termination, disclose to any person (except with the authority of the other party or unless ordered to do so by a court of competent jurisdiction) any information relating to the business, assets, finances, or other matters of a confidential nature of the other party of which it may in the course of its duties hereunder or otherwise, become possessed and each party shall use all reasonable endeavours to prevent any such disclosure as aforesaid.

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Management Agreement

16.   ASSIGNMENT

      This agreement shall not be assigned by the Manager without the prior written consent of the Company.

17.   NOTICES

      17.1 Any notice, instruction or other instrument required or permitted to be given hereunder may be delivered in person to the offices of the parties as set forth herein during normal business hours, or delivered prepaid registered mail or by telex, cable, SWIFT or facsimile to the parties at the following addresses or such other address as may be notified by either party from time to time.

                         TO THE COMPANY:
                         Optima Life Sciences Ltd
                         St. James's Chambers
                         64A Athol Street, Douglas,
                         Isle of Man IM1 1JE, British Isles

                         TO THE MANAGER:
                         Pillar Investment Ltd
                         St. James's Chambers
                         64A Athol Street, Douglas,
                         Isle of Man IMI 1JE, British Isles

      Such notice, instruction or other instrument shall be deemed to have been served, in the case of personal delivery, at the time of delivery, in the case of a registered letter, at the expiration of five business days after posting, in the case of cable, twenty four hours after dispatch, and, in the case of telex or SWIFT or facsimile, immediately on dispatch, and if delivered outside normal business hours, it shall be deemed to have been received at the next time after delivery when normal business hours commence. Evidence that the notice was properly addressed, stamped and put into the post shall be conclusive evidence or posting.

18.   GOVERNING LAW

      This agreement shall be governed by and construed in accordance with the laws of the Isle of Man to the jurisdiction of whose courts the parties hereby submit.

IN WITNESS WHEREOF the parties have executed this agreement on the date first above written.

Signed by and on behalf of
OPTIMA LIFE SCIENCES LIMITED                       Director: /s/ Jayne Evett

Signed for and on behalf of
PILLAR INVESTMENT LIMITED                          Director: /s/ Youssef El-Zein



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